Exhibit 10.40

NIGHTHAWK RADIOLOGY SERVICES, LLC

PROFESSIONAL SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of May 1, 2010 by and between NIGHTHAWK RADIOLOGY SERVICES, LLC an Idaho Limited Liability Company (hereinafter “NRS”) and Peacefield Radiology, LLC, (“Contractor”),a professional association owned and operated by Dr. Timothy Myers, M.D.

RECITALS

WHEREAS, Dr.Timothy Myers currently serves as NRS’s Chief Medical Officer.

WHEREAS, Contractor may, from time to time, be asked to provide the Services (defined below) to NRS’s customers.

WHEREAS, the parties desire to enter into this Agreement to provide the terms and conditions upon which Contractor will provide such Services and to affirm that such Services will be provided by Contractor through Dr. Myers as an independent contractor and not by Dr. Myers acting in his capacity and NRS’s Chief Medical Officer.

NOW THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NRS and Contractor hereby agree as follows:

AGREEMENT

1.	Services Level Expectations; Global QA Program.

(a)	Service Level Expectations. Contractor hereby undertakes to provide professional services for radiological interpretations (the “Services”) for the customers of NRS at such times as shall be mutually agreed to between the parties. In performing the Services, Contractor shall devote the necessary time and resources required to render the Services in accordance with the laws of the state in which Contractor is located, customs of the radiology profession and recognized canons of professional ethics. At all times Contractor will perform the contracted duties and functions at the appropriate local standard of care in strict conformance with currently approved practices in the field of radiology in a competent and professional manner.

(b)	Scheduling. Contractor shall perform the Services at such times as shall be mutually agreed to by the parties.

(c)	Global QA Program. The parties acknowledge that the Services provided by Contractor pursuant to this Agreement shall in all cases be governed by the substantive and procedural requirements set forth in the Global QA Program (the “Global QA Program”).

(d)	Independent Contractor Relationship. It is agreed and understood by and between the parties hereto that in delivering the Services, Contractor shall deliver such Services as an independent contractor and, as such, NRS shall exercise no control over Contractor in the performance of the Services. This Agreement shall not be construed as an agreement of employment, a partnership, or any other form of business entity. Contractor and NRS agree that nothing in this Agreement or the Global QA Program shall in any way interfere with the professional judgment of Contractor. NRS shall not, in any manner, directly or indirectly regulate or control the Contractor’s independent judgment concerning the practice of medicine. Contractor shall not be required to act in any manner which he or she considers detrimental to the best medical interests of a patient or which is a potential violation of applicable laws, regulations or medical ethics. Finally, Contractor hereby acknowledges and agrees that Contractor shall be responsible for any and all taxes to which Contractor shall be subject related to the fees paid to Contractor pursuant to this Agreement.

2.	Compensation; Licensing and Privileging.

(a)	Compensation. For all Services to be rendered by Contractor in any capacity hereunder, NRS shall compensate Contractor at a rate of USD $15.00 per work unit actually performed by Contractor during that month (as determined in accordance NRS’s then-current work unit schedule). Payment will be monthly in arrears.

(b)	Licensing and Privileging. Contractor, at no cost to NRS, will provide best efforts in working with NRS’s licensing & credentialing staff to complete the necessary applications for licensing and credentialing.

3.	Termination. Either party may terminate this Agreement at any time, with or without prior notice to the other party.

4.	Malpractice Insurance. NRS shall purchase and maintain professional liability insurance coverage insuring NRS and Contractor with minimum limits of $1,000,000 per occurrence and $3,000,000 in the aggregate (or such greater coverage as NRS shall determine in its sole discretion), through an insurer or insurers of NRS’s choice. This will only cover Contractor for the Services provided to NRS and no other entity.

5.	Qualifications. Contractor shall during the term of this Agreement be an American Board of Radiology certified radiologist and continuously meet the following requirements: (i) Contractor shall ensure he is qualified to practice medicine in the states in which NRS serves patients, (ii) Contractor shall satisfy the requirements to maintain privileges with NRS, and (iii) Contractor will make a good faith effort to obtain licensure and hospital credentialing as required.

Contractor shall be insurable for the coverage set forth in section 4 hereof regarding professional liability insurance.

6.	Conviction or Disqualification. NRS shall have the right, in its sole discretion, to immediately terminate this Agreement in the event of Contractor’s death, conviction of a felony or in the event of the disqualification of Contractor to practice medicine in any state in which NRS services customers. The termination date in such cases shall be the date NRS elects to terminate this Agreement.

7.	Notices. Any and all notices under this Agreement shall be sufficient if furnished in writing and sent by certified mail to the registered office of either party.

8.	General Provisions. This Agreement, when properly executed by both parties, constitutes the entire agreement and understanding between the parties with respect to the matters described herein. The terms of this Agreement may be modified only by subsequent written agreement signed by both parties. In the event that any part of this Agreement is declared or rendered invalid by court decision or statute, the remaining provisions of the Agreement shall remain in full force and effect.

NRS and Contractor are independent parties and nothing in this Agreement shall constitute either party as the employer, principal or partner of or joint venturer with the other party. Neither NRS nor Contractor has any authority to assume or create any obligation or liability, either express or implied, on behalf of the other.

9.	Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Arizona.

10.	Attorneys Fees and Costs. In the event that either party resorts to legal action to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover the cost of such action so incurred, including, without limitation, reasonable attorney’s fees, costs and expenses.

11.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision this Agreement shall be construed and enforced as if such invalid or unenforceable provision had never been contained herein. The parties agree that a court of competent jurisdiction shall have the power to reduce the scope of any such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

/s/ David M. Engert

David M. Engert
President & Chief Executive Officer
NightHawk Radiology Services, LLC

May 3, 2010
Date

/s Tim Myers, M.D.
Contractor

May 3, 2010
Date

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